Exhibit 99.1

WAUSAU PAPER REVISES FOURTH-QUARTER EARNINGS GUIDANCE REFLECTING WEAKER MARKET CONDITIONS;

ANNOUNCES CONVERTING AND DISTRIBUTION PROJECT

MOSINEE, WI – December 17, 2008 – Wausau Paper (NYSE:WPP) today announced revised fourth-quarter earnings guidance, reflecting weakening economic conditions and reduced customer order activity at both its Specialty Products and Printing & Writing business units.  The Company anticipates taking fourth-quarter market-related downtime of approximately 11,000 tons within Specialty Products and 7,000 tons within Printing & Writing.  As a result, fourth-quarter results are expected to approximate breakeven levels, excluding timberland sales gains and charges related to facility closures and a permanent machine shutdown at the Company’s Jay, Maine mill.  The Company had earlier anticipated earnings in the range of $0.03 - $0.05 per share.

The Company also announced that its Board of Directors has approved a $6.6 million capital project that will consolidate converting capacity and streamline distribution within its Printing & Writing business.  The project includes the relocation of converting equipment from its Appleton, Wisconsin facility to its Brokaw, Wisconsin and Brainerd, Minnesota mills as well as the relocation of Appleton and Brokaw distribution activities to a centralized location that will be determined in the first quarter of 2009.

As a result of the consolidation initiative, operations at the Appleton facility will be reduced in a phased manner beginning in mid-2009 and will be permanently closed prior to December 31, 2009.  The closure will impact approximately 90 permanent jobs.  In addition to capital investment, the Company expects one-time pre-tax expenses of $3.8 million related primarily to the close of the Appleton facility, removal of equipment and relocation of paper inventories.  Less than $0.1 million of these expenses are expected in the fourth quarter with the remainder occurring in 2009.

“Our lower earnings expectations are entirely driven by weaker-than-anticipated fourth-quarter market conditions,” stated Thomas J. Howatt, president and CEO.  “We are committed to balancing production with demand and have scheduled market-related downtime to maintain that balance.  At the same time, we continue to pursue opportunities that improve the cost structure and competitiveness of our businesses as evidenced by Board approval of Printing & Writing’s converting and distribution project.  As part of our broader profit recovery initiative, this project will help achieve the second of our recovery plan targets – to reestablish cost-of-capital returns in the business unit.”

About Wausau Paper:

Wausau Paper, with record revenues of $1.2 billion in fiscal 2007, produces and markets fine printing and writing papers, technical specialty papers, and “away-from-home” towel and tissue products. To learn more about Wausau Paper visit:  http://www.wausaupaper.com.

Green Seal™ is a trademark of Green Seal, Inc., in Washington D.C., and is used by permission.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2007. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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